EXHIBIT 11

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Six Months Ended June 30,       Three Months Ended June 30,

     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    1997           1996              1997           1996

     Primary Earnings Per Share

     Reconciliation of net loss per Statements of Operations to amount used in primary earnings per share computation:

               Net loss                                         ($1,308)        ($667)            ($697)         ($243)
               Preferred dividend requirement                      (209)         (205)             (107)          (102)

               Accretion in carrying value of preferred             (18)          (18)               (9)            (9)


               Net loss, as adjusted                            ($1,535)        ($890)            ($813)         ($354)


     Reconciliation of weighted average number of shares outstanding to amount used in primary earnings share computation:

               Weighted average number of common shares
                outstanding                                        2,606         2,615            2,603          2,613


               Add weighted average number of shares
                    from assumed exercise of stock                    0             0                 0              0



               Weighted average number of shares of
                    stock and equivalents outstanding             2,606         2,615             2,603          2,613




     Net loss per common and common equivalent share             ($0.59)       ($0.34)           ($0.31)        ($0.14)


                                   EXHIBIT 11

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Six Months Ended June 30,       Three Months Ended June 30,


     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    1996           1995              1996           1995

     Fully Diluted Earnings Per Share
     Reconciliation of net loss per Statements of

          Operations to amount used in fully diluted earnings per share computation:


               Net loss                                         ($1,308)        ($667)            ($697)         ($243)



     Reconciliation of weighted average number of shares outstanding, as adjusted, per primary on preceding page, to amount used in fully earnings per share computation:


               Weighted average number of shares
                as adjusted per primary computation
                preceding page                                    2,606         2,615             2,603          2,613


               Add shares issuable from assumed
                    8 1/2 % cumulative convertible                  713           713               713            713



               Weighted average number of shares of
                    stock and equivalents outstanding             3,319         3,328             3,316          3,326




     Fully diluted earnings per share                              *             *                 *              *


     * Anti-dilutive